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                                                                                                                    EXHIBIT 11

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           Computations of Earnings Per Share and Fully Diluted Earnings Per Share
         Assuming All Outstanding Dilutive Convertible Securities Had Been Converted

                          For the Five Years Ended December 31, 1996
                       (Millions of Dollars, except per share amounts)

                                                               1996 (1)      1995 (1)   1994 (1)(2)      1993 (3)      1992 (3)

Earnings (loss) applicable to Common Stock                  $      876    $      723    $      563    $      444    $     (329)

ESOP Convertible Preferred Stock adjustment                         24            21            17             -             -

Primary net earnings (loss) for period                      $      900    $      744    $      580    $      444    $     (329)


Earnings (loss) applicable to Common Stock                  $      876    $      723    $      563    $      444    $     (329)

ESOP Convertible Preferred Stock adjustment                         24            21            17            16            16

Fully diluted net earnings (loss) for period                $      900    $      744    $      580    $      460    $     (313)

Average number of common shares and common stock
   equivalents outstanding during period (thirteen
   month-end average) (thousands)   (4)                        261,123       260,956       263,586       251,994       246,476

Fully diluted average number of common shares
   outstanding, assuming all outstanding convertible
   securities had been converted on the dates of
   issue (thousands)   (4)                                     262,646       262,998       263,810       279,228       274,314


Primary earnings (loss) per common share   (4)              $     3.45    $     2.85    $     2.20    $     1.77    $    (1.34)

Fully diluted earnings (loss) per common share   (4)        $     3.43    $     2.83    $     2.20    $     1.65    $    (1.34)


(1)  Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Consolidated Statement of Operations.

(2)  In 1994, the Corporation adopted AICPA Statement of Position (SOP) 93-6, "Employers' Accounting for
     Employee Stock Ownership Plans" and conformed its calculations of earnings per common share to the requirements of this SOP.

(3)  During 1992 and 1993, each share of the ESOP Preferred Stock is convertible into one share of Common Stock.
     A reduction in earnings applicable to Common Stock is required in the calculation of fully diluted earnings per share representing the Corporation's additional contribution to the ESOP to enable it to meet its debt repayment responsibilities were the preferred dividends not available for this purpose.  The adjustment also reflects the adding back of the ESOP Preferred Stock dividend.

(4)  Adjusted for two-for-one stock split effective December 10, 1996.
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